                                                   --------------------------
                                                         OMB APPROVAL
                                                   --------------------------
                                                   OMB Number:      3235-0145
                                                   Expires: December 31, 1997
                                                   Estimated average burden
                                                   hours per response...14.90
                                                   --------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 4)*



                              CATHAY BANCORP, INC.
                   -----------------------------------------
                                (Name of Issuer)




                         Common Stock, $0.01 par value
                   -----------------------------------------
                         (Title of Class of Securities)




                                   149150104
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 4 pages

CUSIP NO. 149150104                SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             LOS ANGELES, CALIFORNIA
          ---------------------------------------------------------------------

                       (5)  SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                      554,875.739
  REPORTING
   PERSON                   Participants have the right to vote the shares
    WITH                    allocated to their accounts; unvoted or unallocated
                            shares will be voted by the Trustees.
                       --------------------------------------------------------
                       (7)  SOLE DISPOSITIVE POWER

                       --------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             554,875.739
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.21%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

             EP
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 4 pages

Item 1.      (a) NAME OF ISSUER:

                 Cathay Bancorp, Inc., a Delaware corporation ("Issuer")

             (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 777 North Broadway
                 Los Angeles, California 90012

Item 2.      (a) NAME OF PERSON FILING:

                 Cathay Bank Employee Stock Ownership Plan

             (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 777 North Broadway, Los Angeles, CA 90012

             (c) CITIZENSHIP:

                 Los Angeles, California

             (d) TITLE OF CLASS OF SECURITIES:

                 Common Stock, $.01 par value, of Issuer (the "Common Stock"), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

             (e) CUSIP Number:

                 149 150 104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), or (c), CHECK WHETHER THE PERSON FILING IS:

                 Employee Benefit Plan, which is subject to the provision of the Employee Retirement Security Act of 1974.

Item 4.      OWNERSHIP:

             (a) Amount Beneficially Owned:             554,875.739

             (b) Percent of Class:                      6.21%

             (c) Number of shares as to which such
                 person has shared power to vote or
                 to direct the vote:                     554,875.739

Item 5.      OWNERSHIP OF FIVE PER CENT OR LESS OF A CLASS:

                 Not applicable




                               Page 3 of 4 pages

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                The holdings reported herein are for the benefit of participants in the Cathay Bank Employee
                Ownership Plan.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                Not Applicable


Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not Applicable


Item 9.  NOTICE OF DISSOLUTION OF A GROUP:

                Not Applicable


Item 10. CERTIFICATION:

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purposes or effect.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated February 10, 1998              CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN



                                     By:  /s/ DUNSON CHENG
                                          -----------------------------------
                                              Dunson Cheng, Trustee


                                     By:  /s/ ANTHONY M. TANG
                                          -----------------------------------
                                              Anthony M. Tang, Trustee




                               Page 4 of 4 pages